Exhibit 10.1

Wells Fargo Bank, National Association
Wells Fargo Securities, LLC
550 S. Tryon Street
Charlotte, NC 28202
CONFIDENTIAL
November 30, 2017
American Woodmark Corporation
3102 Shawnee Drive
Winchester, Virginia 22601
Attention: M. Scott Culbreth, Senior Vice President and Chief Financial Officer
Re:    Project Alliance Commitment Letter
$350,000,000 Senior Secured Credit Facilities
Ladies and Gentlemen:
You have advised Wells Fargo Bank, National Association (“Wells Fargo Bank” or the “Initial Lender”) and Wells Fargo Securities, LLC (“Wells Fargo Securities” and, together with Wells Fargo Bank, the “Commitment Parties”, “we” or “us”) that American Woodmark Corporation, a Virginia corporation (the “Borrower” or “you”), desires to obtain a $350,000,000 senior secured credit facility consisting of (i) the Revolving Credit Facility (such term and each other capitalized term used but not defined herein having the meanings assigned to them in the Transaction Description or Term Sheet referred to below, as applicable) in an aggregate principal amount of $100,000,000 and (ii) the Term Facility in an aggregate principal amount of $250,000,000 (together with the Revolving Credit Facility, the “Facilities”). This letter, including the Term Sheet attached hereto as Annex B (the “Term Sheet”), the Transaction Description attached hereto as Annex A (the “Transaction Description”) and the Conditions Annex attached hereto as Annex C (the “Conditions Annex”), is hereinafter referred to as the “Commitment Letter”.
1.Commitment. Upon the terms and subject to the conditions set forth in this Commitment Letter and in the fee letter dated the date hereof from the Commitment Parties to you (the “Fee Letter”), Wells Fargo Bank is pleased to advise you of its commitment to provide to the Borrower 100% of the principal amount of the Facilities (the “Commitment”).
2.    Titles and Roles. Wells Fargo Securities, acting alone or through or with affiliates selected by it, will act as the sole bookrunner and sole lead arranger (in such capacities, the “Lead Arranger”) in arranging and syndicating the Facilities. Wells Fargo Bank (or an affiliate selected by it) will act as the sole administrative and collateral agent (in such capacity, the “Administrative Agent”) for the Facilities. No additional agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no other compensation will be paid (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter) unless you and we shall agree in writing.

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3.    Conditions to Commitment. The Commitment and undertakings of the Commitment Parties hereunder are subject solely to the satisfaction of the conditions precedent set forth in the Term Sheet under the heading “Conditions to Effectiveness” and in the Conditions Annex.
Notwithstanding anything in this Commitment Letter, the Fee Letter or the Financing Documentation (as defined in the Term Sheet) or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations relating to the Acquired Company, the Borrower and their respective subsidiaries and their respective businesses the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be (i) such of the representations made by the Acquired Company or its subsidiaries or affiliates or with respect to the Acquired Company, its subsidiaries or its business in the Acquisition Agreement as are material to the interests of the Lenders in their capacities as such (the “Specified Acquisition Agreement Representations”), but only to the extent that you or your affiliates have the right to terminate your or their obligations under the Acquisition Agreement or otherwise decline to close the Acquisition as a result of a breach of any such Specified Acquisition Agreement Representations or any such Specified Acquisition Agreement Representations not being accurate (in each case, determined without regard to any notice requirement) and (ii) the Specified Representations (as defined below) and (b) the terms of the Financing Documentation shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the conditions set forth in or referred to in this Commitment Letter are satisfied (it being understood that, to the extent any security interest in any Collateral (as defined in the Term Sheet) (other than security interests that may be perfected by (x) the filing of a financing statement under the Uniform Commercial Code, (y) the delivery of certificates evidencing the equity securities required to be pledged pursuant to the Term Sheet and (z) the filing of short-form security agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable) is not or cannot be perfected on the Closing Date after your use of commercially reasonable efforts to do so without undue burden or expense, then the perfection of such security interests shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but instead shall be required to be perfected after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Administrative Agent and the Borrower acting reasonably. For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Term Sheet relating to corporate existence of the Credit Parties and good standing of the Credit Parties in their respective jurisdictions of organization; power and authority, due authorization, execution and delivery and enforceability, in each case, relating to the Credit Parties entering into and performance of the Financing Documentation; no conflicts with or consents under the Credit Parties’ organizational documents; no breach or violation of material agreements; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis; use of proceeds; Federal Reserve margin regulations; the Investment Company Act; the PATRIOT Act; OFAC; FCPA; and creation, validity and, subject to the parenthetical in the immediately preceding sentence, perfection of security interests in the Collateral. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.
4.    Syndication.
(a)    The Lead Arranger intends and reserves the right, both prior to and after the Closing Date, to secure commitments for the Facilities from a syndicate of banks, financial institutions and other entities identified by the Lead Arranger upon consultation with you (such banks, financial institutions and other entities committing to the Facilities, including Wells Fargo Bank, the “Lenders”) upon the terms and subject to the conditions set forth in this Commitment Letter. Until the earlier of (i) the date that a Successful Syndication (as defined in the Fee Letter) is achieved and (ii) the date that is 90 days following the Closing Date (the “Syndication Date”), you agree to, and will use commercially reasonable efforts to cause appropriate members of management of the Acquired Company to, assist us actively in achieving a

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syndication of the Facilities that is satisfactory to us and you. To assist us in our syndication efforts, you agree that you will, and will cause your representatives and advisors to, and will use commercially reasonable efforts to cause appropriate members of management of the Acquired Company and its representatives and advisors to, (i) provide promptly to the Commitment Parties and the other Lenders upon request all information reasonably deemed necessary by the Lead Arranger to assist the Lead Arranger and each prospective Lender in their evaluation of the Transactions and to complete the syndication, (ii) make your senior management and (to the extent reasonable and practical) appropriate members of management of the Acquired Company available to prospective Lenders on reasonable prior notice and at reasonable times and places, (iii) host, with the Lead Arranger, one or more meetings and/or calls with prospective Lenders at mutually agreed times and locations, (iv) assist, and cause your affiliates and advisors to assist, the Lead Arranger in the preparation of one or more confidential information memoranda and other marketing materials in form and substance reasonably satisfactory to the Lead Arranger to be used in connection with the syndication, (v) use commercially reasonable efforts to ensure that the syndication efforts of the Lead Arranger benefit materially from the existing lending relationships of the Acquired Company, (vi) in the event that the Acquired Company shall not have received the Change of Control Waiver (as defined in the Transaction Description) on or prior to the Closing Date, use commercially reasonable efforts to obtain, at the Borrower’s expense, (A) a current public corporate credit rating from S&P Global Ratings, a Standard & Poor’s Financial Services LLC business (“S&P”), (B) a current public corporate family rating from Moody’s Investors Service, Inc. (“Moody’s”) and (C) a current public rating with respect to each of the Facilities from each of S&P and Moody’s, in each case, prior to the Closing Date and to participate actively in the process of securing such ratings, including having your senior management and (to the extent reasonable and practical) appropriate members of management of the Acquired Company meet with such rating agencies and (vii) ensure (and using your commercially reasonable efforts to cause the Acquired Company to ensure) that prior to the later of the Closing Date and the Syndication Date there will be no competing issues, offerings, placements, arrangements or syndications of debt securities or commercial bank or other credit facilities by or on behalf of you or your subsidiaries or the Acquired Company and its subsidiaries, being offered, placed or arranged (other than the Facilities and the Acquired Company Notes Refinancing) without the written consent of the Lead Arranger. You also agree to afford the Lead Arranger, for the purpose of securing commitments for the Facilities, a period of at least 10 consecutive business days after the later of (i) receipt of a customary confidential information memoranda (in form and substance reasonably satisfactory to the Lead Arranger) to be used in connection with the syndication of the Facilities and (ii) the primary bank meeting related thereto, to close and to syndicate the Facilities; provided that if such period has not ended on or before December 18, 2017, it shall not commence before January 3, 2018.
(b)    The Lead Arranger and/or one or more of its affiliates will exclusively manage all aspects of the syndication of the Facilities (in consultation with you), including decisions as to the selection and number of prospective Lenders to be approached, when they will be approached, whose commitments will be accepted, any titles offered to the Lenders and the final allocations of the commitments and any related fees among the Lenders, and the Lead Arranger will exclusively perform all functions and exercise all authority as is customarily performed and exercised in such capacities. Notwithstanding the Lead Arranger’s right to syndicate the Facilities and receive commitments with respect thereto, unless otherwise agreed to by you, (i) Wells Fargo Bank shall not be relieved or released from its obligations hereunder (including its obligation to fund the Facilities on the Closing Date) in connection with any syndication, assignment or participation in the Facilities, including its Commitment, until the initial funding under the Facilities on the Closing Date has occurred, (ii) no assignment by Wells Fargo Bank shall become effective with respect to all or any portion of the Commitment until the initial funding of the Facilities and (iii) unless you and we agree in writing, Wells Fargo Bank will retain exclusive control over all rights and obligations with respect to its Commitment in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. Without limiting

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your obligations to assist with the syndication efforts as set forth herein, it is understood that the Commitment hereunder is not conditioned upon the syndication of, or receipt of commitments in respect of, the Facilities on the Closing Date or the obtaining of any rating from S&P or Moody’s on or before the Closing Date.
5.    Information.
(a)    You represent and warrant that (i) all written information and written data (other than the Projections, as defined below, other forward-looking information and information of a general economic or general industry nature) concerning the Borrower, the Acquired Company and their subsidiaries and the Transactions that has been or will be made available to the Commitment Parties by you or any of your representatives, subsidiaries or affiliates (or on your or their behalf) (the “Information”), when taken as a whole, (x) is, and in the case of Information made available after the date hereof, will be complete and correct in all material respects and (y) does not, and in the case of Information made available after the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading and (ii) all financial projections concerning the Borrower, the Acquired Company and their respective subsidiaries, taking into account the consummation of the Transactions, that have been or will be made available to the Commitment Parties by you or any of your representatives, subsidiaries or affiliates (or on your or their behalf) (the “Projections”) have been and will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made available to the Commitment Parties or the Lenders, it being understood that such Projections are not to be viewed as facts and that actual results may vary materially from the Projections. You agree that if, at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties contained in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations and warranties were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations and warranties are correct in all material respects under those circumstances. Solely as they relate to matters with respect to the Acquired Company and its subsidiaries prior to the Closing Date, the foregoing representations and warranties are made to your knowledge. We will be entitled to use and rely upon, without responsibility to verify independently, the Information and the Projections. You acknowledge that we may share with any of our affiliates (it being understood that such affiliates will be subject to the confidentiality agreements between you and us), and such affiliates may share with the Commitment Parties, any information related to you, the Acquired Company or any of your or their subsidiaries or affiliates (including, without limitation, in each case, information relating to creditworthiness) and the Transactions.
(b)    You acknowledge that (i) the Commitment Parties will make available, on your behalf, the Information, Projections and other marketing materials and presentations, including the confidential information memoranda (collectively, the “Informational Materials”), to the prospective Lenders by posting the Informational Materials on SyndTrak Online or by other similar electronic means (collectively, the “Electronic Means”) and (ii) certain prospective Lenders may be “public side” (i.e., lenders that have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower, the Acquired Company or their subsidiaries or affiliates or any of their respective securities, and who may be engaged in investment and other market-related activities with respect to such entities’ securities (such Lenders, “Public Lenders”). At the request of the Lead Arranger, (A) you will assist, and cause your affiliates, advisors, and to the extent possible using commercially reasonable efforts, appropriate representatives of the Acquired Company to assist, the Lead Arranger in the preparation of Informational Materials to be used in connection with the syndication of the Facilities to Public Lenders, which will not contain MNPI (the “Public Informational Materials”), (B) you will identify and conspicuously mark any Public Informational Materials “PUBLIC”,

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and (C) you will identify and conspicuously mark any Informational Materials that include any MNPI as “PRIVATE AND CONFIDENTIAL”. Notwithstanding the foregoing and provided that you have been provided a reasonable opportunity to review such documents, you agree that the Commitment Parties may distribute the following documents to all prospective Lenders (including the Public Lenders) on your behalf, unless you advise the Commitment Parties in writing (including by email) within a reasonable time prior to their intended distributions that such material should not be distributed to Public Lenders: (w) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (x) notifications of changes in the terms of the Facilities, (y) financial information regarding the Borrower and its subsidiaries (other than the Projections and other non-public financial information) and (z) other materials intended for prospective Lenders after the initial distribution of the Informational Materials, including drafts and final versions of the Term Sheet and the Financing Documentation. If you advise us in writing (including by email) that any of the foregoing items (other than the Financing Documentation) should not be distributed to Public Lenders, then the Commitment Parties will not distribute such materials to Public Lenders without further discussions with you. Before distribution of any Informational Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination of the Informational Materials and confirming the accuracy and completeness in all material respects of the information contained therein and, in the case of Public Informational Materials, confirming the absence of MNPI therefrom.
6.    Indemnification. You agree to indemnify and hold harmless the Commitment Parties and each of their respective affiliates, directors, officers, employees, partners, representatives, advisors and agents and each of their respective heirs, successors and assigns (each, an “Indemnified Party”) from and against any and all actions, suits, losses, claims, damages, penalties, liabilities and expenses of any kind or nature (including legal expenses), joint or several, to which such Indemnified Party may become subject or that may be incurred or asserted or awarded against such Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter, the Transactions or any related transaction (including, without limitation, the execution and delivery of this Commitment Letter and the Financing Documentation and the closing of the Transactions) or (b) the use or the contemplated use of the proceeds of the Facilities, and will reimburse each Indemnified Party for all out-of-pocket expenses (including reasonable attorneys’ fees, expenses and charges (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnified Parties (taken as a whole) and, if reasonably necessary, a single local counsel for all Indemnified Parties (taken as a whole) in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected Indemnified Parties similarly situated and taken as a whole)) on demand as they are incurred in connection with any of the foregoing; provided that no Indemnified Party will have any right to indemnification for any of the foregoing to the extent resulting from (i) such Indemnified Party’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment, (ii) a material breach of such Indemnified Party’s funding obligations under this Commitment Letter as determined by a court of competent jurisdiction in a final non-appealable judgment or (iii) any claim brought against such Indemnified Party in its role as agent or arranger by any other Indemnified Party that is not based on an act or omission by you or any of your affiliates. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the Transactions are consummated. You also agree that no Indemnified Party will have any liability (whether direct or indirect, in contract or tort, or otherwise) to you or your affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection

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with any aspect of the Transactions, except to the extent such liability to you is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s own gross negligence or willful misconduct. No Indemnified Party will be liable, and you and your affiliates will not be liable, for any indirect, consequential, special or punitive damages in connection with this Commitment Letter, the Fee Letter, the Financing Documentation or any other element of the Transactions, provided that nothing contained in this sentence will limit your indemnity obligation set forth in this paragraph. No Indemnified Party will be liable to you, your affiliates or any other person for any damages arising from the use by others of Information or other materials obtained by Electronic Means, except to the extent that your damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party. You shall not, without the prior written consent of each Indemnified Party affected thereby (which consent shall not be unreasonably withheld or delayed), settle any threatened or pending claim or action that would give rise to the right of any Indemnified Party to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities of such Indemnified Party arising out of such claim or action, (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of such Indemnified Party and (z) requires no action on the part of such Indemnified Party other than its consent.
7.    Fees. As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to cause to be paid the nonrefundable fees described in the Fee Letter on the terms and subject to the conditions set forth therein.
8.    Confidentiality.
(a)    This Commitment Letter and the Fee Letter (collectively, the “Commitment Documents”) and the existence and contents hereof and thereof shall be confidential and may not be disclosed, directly or indirectly, by you in whole or in part to any person without our prior written consent, except for disclosure (i) hereof or thereof on a confidential basis to your directors, officers, employees, accountants, attorneys and other professional advisors who have been advised of their obligation to maintain the confidentiality of the Commitment Documents for the purpose of evaluating, negotiating or entering into the Transactions, (ii) as otherwise required by law or compulsory legal process (in which case, you agree, to the extent permitted by law, to use commercially reasonable efforts to inform us promptly in advance thereof), (iii) of the Commitment Documents on a confidential basis to the board of directors, officers and advisors of the Acquired Company in connection with their consideration of the Acquisition, (provided that any information relating to pricing (including in any “market flex” provisions that relate to pricing), fees and expenses has been redacted in a manner reasonably acceptable to us), (iv) of this Commitment Letter, but not the Fee Letter, in any required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges and (v) of the Term Sheet to any ratings agency in connection with the Transactions. In connection with any disclosure by you to any third party as set forth above (except as set forth in clause (ii) above), you shall notify such third party of the confidential nature of the Commitment Documents and instruct such third party to maintain the confidentiality of the Commitment Documents or any portion thereof. The Commitment Parties shall be permitted to use information related to the syndication and arrangement of the Facilities (including your name and company logo) in connection with obtaining a CUSIP number, marketing, press releases or other transactional announcements or updates provided to investor or trade publications, subject to confidentiality obligations or disclosure restrictions reasonably requested by you; provided that you shall have the right to review and approve any such transactional announcements or updates before any such announcement or update is made (such approval not to be unreasonably withheld or delayed). Prior to the Closing Date, the Commitment Parties shall have the right to review and approve any public announcement or public filing

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made by you or your representatives relating to the Facilities or to any of the Commitment Parties in connection therewith, before any such announcement or filing is made (such approval not to be unreasonably withheld or delayed).
(b)    Each Commitment Party will treat as confidential all confidential information provided to it by or on behalf of you hereunder; provided that nothing herein shall prevent any Commitment Party from disclosing any such information (i) to any Lenders or participants or prospective Lenders or participants who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (ii) in any legal, judicial or administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case we agree to inform you promptly thereof to the extent not prohibited by law), (iii) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or its affiliates, (iv) to the employees, legal counsel, independent auditors, professionals and other experts or agents of such Commitment Party who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (v) to any of its respective affiliates solely in connection with the Transactions, (vi) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party or its affiliates in breach of this Commitment Letter, (vii) to the extent that such information is received by such Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to the Borrower or the Acquired Company, (viii) to the extent that such information is independently developed by such Commitment Party, (ix) to ratings agencies in connection with the Transactions and (x) for purposes of establishing a “due diligence” defense. The provisions of this paragraph with respect to the Commitment Parties shall automatically terminate on the earlier of (i) one year following the date of this Commitment Letter and (ii) the Closing Date.
(c)    The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of them is required to obtain, verify and record information that identifies you and any additional Credit Parties, which information includes your and their respective names, addresses, tax identification numbers and other information that will allow the Commitment Parties and the other Lenders to identify you and such other parties in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the other Lenders.
9.    Other Services.
(a)    Nothing contained herein shall limit or preclude the Commitment Parties or any of their affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor, in any party whatsoever, including, without limitation, any competitor, supplier or customer of you, the Acquired Company or any of your or its affiliates, or any other party that may have interests different than or adverse to such parties.
(b)    You acknowledge that the Lead Arranger and its affiliates (the term “Lead Arranger” as used in this section being understood to include such affiliates) (i) may be providing debt financing, equity capital or other services (including financial advisory services) to other entities and persons with which you, the Acquired Company or your or its affiliates may have conflicting interests regarding the Transactions and otherwise, (ii) may act, without violation of its contractual obligations to you, as it deems appropriate with respect to such other entities or persons, and (iii) have no obligation in connection with the Transactions to use, or to furnish to you, the Acquired Company or your or its affiliates or subsidiaries, confidential information obtained from other entities or persons.

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(c)    In connection with all aspects of the Transactions, you acknowledge and agree that: (i) the Facilities and any related arranging or other services contemplated in this Commitment Letter constitute an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the Transactions, (ii) in connection with the process leading to the Transactions, each of the Commitment Parties is and has been acting solely as a principal and not as a financial advisor, agent or fiduciary, for you, the Acquired Company or any of your or its management, affiliates, equity holders, directors, officers, employees, creditors or any other party, (iii) no Commitment Party or any affiliate thereof has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the Transactions or the process leading thereto (irrespective of whether any Commitment Party or any of its affiliates has advised or is currently advising you or your affiliates on other matters) and no Commitment Party has any obligation to you or your affiliates with respect to the Transactions except those obligations expressly set forth in the Commitment Documents, (iv) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates and no Commitment Party shall have any obligation to disclose any of such interests, and (v) no Commitment Party has provided any legal, accounting, regulatory or tax advice with respect to any of the Transactions and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against any Commitment Party or any of their respective affiliates with respect to any breach or alleged breach of agency, fiduciary duty or conflict of interest.
10.    Acceptance/Expiration of Commitments.
(a)    This Commitment Letter and the Commitment of Wells Fargo Bank and the undertakings of Wells Fargo Securities set forth herein shall automatically terminate at 11:59 p.m. (Eastern Time) on November 30, 2017 (the “Acceptance Deadline”), without further action or notice unless signed counterparts of this Commitment Letter and the Fee Letter shall have been delivered to counsel to the Lead Arranger by such time.
(b)    In the event this Commitment Letter is accepted by you as provided above, the Commitment and agreements of Wells Fargo Bank and the undertakings of Wells Fargo Securities set forth herein will automatically terminate without further action or notice upon the earliest to occur of (i) the consummation of the Acquisition (with or without the use of the Facilities), (ii) the termination of the Acquisition Agreement (including any termination following the occurrence of the “End Date” (as defined in the Acquisition Agreement) and (iv) 5:00 p.m. (Eastern Time) on June 8, 2018, if the Closing Date shall not have occurred by such time.
11.    Survival. The sections of this Commitment Letter and the Fee Letter relating to Indemnification, Expenses, Confidentiality, Other Services, Survival and Governing Law shall survive any termination or expiration of this Commitment Letter, the Commitment of Wells Fargo Bank or the undertakings of Wells Fargo Securities set forth herein (regardless of whether definitive Financing Documentation is executed and delivered), and the sections relating to Syndication and Information shall survive until the Syndication Date; provided that your obligations under this Commitment Letter (other than your obligations with respect to the sections of this Commitment Letter relating to Syndication, Information, Confidentiality, Other Services, Survival and Governing Law) shall be superseded by the provisions of the Financing Documentation upon the initial funding thereunder.

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12.    Governing Law. THIS COMMITMENT LETTER AND THE FEE LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED THERETO (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF OR THEREOF), SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REFERENCE TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF; PROVIDED THAT, NOTWITHSTANDING THE FOREGOING TO THE CONTRARY, IT IS UNDERSTOOD AND AGREED THAT ANY DETERMINATIONS AS TO (X) WHETHER ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATIONS HAVE BEEN BREACHED AND (Y) WHETHER A MATERIAL ADVERSE EFFECT (AS DEFINED IN THE CONDITIONS ANNEX) HAS OCCURRED, SHALL, IN EACH CASE BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER. With respect to any suit, action or proceeding arising in respect of this Commitment Letter or the Fee Letter or any of the matters contemplated hereby or thereby, the parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court located in the Borough of Manhattan, and irrevocably and unconditionally waive any objection to the laying of venue of such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to you or each of the Commitment Parties will be effective service of process against such party for any action or proceeding relating to any such dispute. A final judgment in any such action or proceeding may be enforced in any other courts with jurisdiction over you or each of the Commitment Parties.
13.    Miscellaneous. This Commitment Letter and the Fee Letter embody the entire agreement among the Commitment Parties and you and your affiliates with respect to the specific matters set forth above and supersede all prior agreements and understandings relating to the subject matter hereof. No person has been authorized by any of the Commitment Parties to make any oral or written statements inconsistent with this Commitment Letter or the Fee Letter. This Commitment Letter and the Fee Letter shall not be assignable by you without the prior written consent of the Commitment Parties, and any purported assignment without such consent shall be void. This Commitment Letter and the Fee Letter are not intended to benefit or create any rights in favor of any person other than the parties hereto, the Lenders and, with respect to indemnification, each Indemnified Party. This Commitment Letter and the Fee Letter may be executed in separate counterparts and delivery of an executed signature page of this Commitment Letter and the Fee Letter by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart hereof; provided that, upon the request of any party hereto, such facsimile transmission or electronic mail transmission shall be promptly followed by the original thereof. This Commitment Letter and the Fee Letter may only be amended, modified or superseded by an agreement in writing signed by each of you and the Commitment Parties.
[Signature Pages Follow]

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If you are in agreement with the foregoing, please indicate acceptance of the terms hereof by signing the enclosed counterpart of this Commitment Letter and returning it to counsel to the Lead Arranger, together with executed counterparts of the Fee Letter, by no later than the Acceptance Deadline.
Sincerely,
WELLS FARGO BANK, NATIONAL ASSOCIATION
By: /s/ Dermaine Lewis
Name: Dermaine Lewis
Title: Senior Vice President
WELLS FARGO SECURITIES, LLC
By:/s/ Johnathan Temesgen
Name: Johnathan Temesgen
Title: Director

Project Alliance
Commitment Letter
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Agreed to and accepted as of the date first
above written:
AMERICAN WOODMARK CORPORATION
By: /s/ S. Cary Dunston
Name: S. Cary Dunston
Title: President, Chief Executive Officer
and Chairman of the Board

Project Alliance
Commitment Letter
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Annex A
$350,000,000 SENIOR SECURED CREDIT FACILITIES
TRANSACTION DESCRIPTION
Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Commitment Letter to which this Transaction Description is attached.
The Borrower, through a wholly owned subsidiary, intends to acquire all the equity interests of RSI Home Products, Inc., a Delaware corporation previously identified to us and code-named “Rover” (the “Acquired Company”).
In connection with the foregoing, it is intended that:
(a)    Pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof, by and among the Borrower, the Acquired Company, Alliance Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Borrower (“Merger Sub”), and Ronald M. Simon, solely in his capacity as the Stockholder Representative (including all schedules and exhibits thereto, the “Acquisition Agreement”), Merger Sub will merge with and into the Acquired Company, with the Acquired Company surviving the merger as a direct wholly-owned subsidiary of the Borrower and the stockholders of the Acquired Company being entitled to receive the per share consideration set forth in the Acquisition Agreement. Such transaction is referred to herein as the “Acquisition”. The date on which the Acquisition is closed and the Facilities become effective is referred to as the “Closing Date”.
(b)    Prior to the Closing Date, the Borrower will cause the Acquired Company to conduct a consent solicitation (the “Consent Solicitation”) with respect to the Acquired Company’s 6% Senior Secured Second Lien Notes due 2023 (the “Acquired Company Notes”) to obtain from the requisite holders thereof consent to certain amendments to the indenture governing the Acquired Company Notes (the “Acquired Company Notes Indenture”), including that the change of control repurchase provisions contained therein shall not apply with respect to the Acquisition (the “Change of Control Waiver”).
(c)    In the event that the Consent Solicitation is unsuccessful, the Borrower will (or will cause the Acquired Company to), during the “Refinancing Period” (as defined in the Acquisition Agreement), issue and sell new senior secured or unsecured notes or incur other indebtedness yielding net proceeds sufficient, in combination with all other financing sources then available to the Borrower, to finance the repurchase by the Acquired Company of the Acquired Company Notes in full on terms reasonably satisfactory to the Commitment Parties (collectively, the “Acquired Company Notes Refinancing”).
(d)    The Borrower will (i) obtain a revolving credit facility in an aggregate principal amount equal to $100 million (the “Revolving Credit Facility”) and a term facility in an aggregate principal amount equal to $250 million (the “Term Facility”), each as described in the Term Sheet, and (ii) issue shares of its common equity on the Closing Date pursuant to the Acquisition Agreement.
(e)    The Borrower or the Acquired Company, as applicable, will (i) terminate the Credit Agreement, dated as of December 2, 2009, as amended, between the Borrower and Wells Fargo Bank and the Amended and Restated Credit Agreement dated as of February 22, 2013, as amended by Amendment No. 1 on August 30, 2013, and as amended and restated on March 16, 2015, among the Acquired Company, the guarantors party thereto and Bank of America, N.A., and, in each case, terminate

Annex A – Transaction Description
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any other agreements related thereto and pay in full all of the indebtedness thereunder, and (ii) pay any required fees in connection therewith (collectively, the “Facility Terminations”).
(f)    Fees, commissions and expenses in connection with the foregoing will be paid.
The transactions described above are collectively referred to herein as the “Transactions”. Except as the context otherwise requires, references to the “Borrower and its subsidiaries” will include the Acquired Company and its subsidiaries after giving effect to the Transactions.

Annex A – Transaction Description
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ANNEX B
$350,000,000
SENIOR SECURED CREDIT FACILITIES
SUMMARY OF PROPOSED TERMS AND CONDITIONS
Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Commitment Letter to which this Summary of Proposed Terms and Conditions is attached or Annex A or Annex C to the Commitment Letter, as the case may be.

Borrower:	American Woodmark Corporation, a Virginia corporation (the “Borrower”).
Sole Lead Arranger and Sole Bookrunner:	Wells Fargo Securities, LLC will act as sole lead arranger and sole bookrunner (in such capacity, the “Lead Arranger”).
Lenders:	Wells Fargo Bank, National Association (the “Initial Lender” and, together with any entity that becomes a lender after the Closing Date, the “Lenders”).
Administrative Agent and Collateral Agent:	Wells Fargo Bank, National Association (in such capacity, the “Administrative Agent”, the “Issuing Bank” or the “Swingline Lender”, as the case may be).
Revolving Credit Facility:
A revolving credit facility in an aggregate principal amount of $100 million (the “Revolving Credit Facility”) (with subfacilities for (i) standby letters of credit (each, a “Letter of Credit”) and (ii) swingline loans (each, a “Swingline Loan”), each in a maximum amount to be mutually determined and on customary terms and conditions). Letters of Credit shall be issued by the Issuing Bank or any Lender under the Revolving Credit Facility that becomes an issuing bank on or after the Closing Date and Swingline Loans may, at the sole discretion of the Swingline Lender, be made available by the Swingline Lender.

Term Facility:	A term facility in an aggregate principal amount of $250 million (the “Term Facility”).
Use of Proceeds:
The proceeds of the Revolving Credit Facility will be used to provide ongoing working capital and for other general corporate purposes of the Borrower and its subsidiaries (including, without limitation, payments with respect to debt obligations permitted under the Revolving Credit Facility).

The proceeds of the Term Facility will be used to finance a portion of the Acquisition and to pay fees and expenses related to the Transactions.

Availability:
The Revolving Credit Facility will be available on a revolving basis after the Closing Date until the Maturity Date (as defined below).
The Term Facility will be available in a single drawing on the Closing Date. Once drawn, amounts under the Term Facility may not be re-borrowed.

Annex B – Facilities Term Sheet

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Incremental Term Loans/ Revolving Facility Increase:
After the Closing Date, the Borrower will be permitted to incur (a) additional term loans under a new term facility that will be included in the Facilities (each, an “Incremental Term Loan”) and/or (b) increases in the Revolving Credit Facility (each, a “Revolving Facility Increase”), in an aggregate principal amount for all such Incremental Term Loans and Revolving Facility Increases of up to $250 million; provided that (i) no default or event of default exists immediately prior to or after giving effect thereto, (ii) no Lender will be required or otherwise obligated to provide any portion of such Incremental Term Loan or Revolving Facility Increase, (iii) the Borrower is in compliance, on a pro forma basis after giving effect to the incurrence of any such Incremental Term Loan or any Revolving Facility Increase (assuming that the entire Incremental Term Loan or Revolving Facility Increase is funded on the effective date thereof and after giving effect to any permanent repayment of indebtedness in connection therewith), with the financial maintenance covenants in the Financing Documentation, (iv) the maturity date of any such Incremental Term Loan shall be no earlier than the maturity date for the Term Facility and the weighted average life of such Incremental Term Loan shall be no shorter than the then remaining weighted average life of the Term Facility, (v) the all-in-yield and (subject to clause (iv)) amortization schedule applicable to any Incremental Term Loan shall be determined by the Borrower and the lenders thereunder, (vi) the other terms and documentation in respect of any Incremental Term Loans, to the extent not consistent with the Term Facility, will be reasonably satisfactory to the Administrative Agent and the Borrower and (vii) each such Revolving Facility Increase shall have the same terms, including interest rate, unused fees and upfront fees, as the Revolving Credit Facility.

Incremental Term Loans and Revolving Facility Increases will have the same Guarantors and will be secured on a pari passu basis by the same Collateral as the other Facilities. The proceeds of any Incremental Term Loans and Revolving Facility Increases may be used for general corporate purposes of the Borrower and its subsidiaries.

Documentation:	The documentation for the Facilities (the “Financing Documentation”) will reflect the terms of this Term Sheet and the Fee Letter.

Annex B – Facilities Term Sheet

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Guarantors:
The obligations of (a) the Borrower under the Facilities and (b) any Credit Party (as defined below) under any hedging agreements and under any treasury management arrangements entered into between such Credit Party and any counterparty that is the Lead Arranger, the Administrative Agent or a Lender (or any affiliate thereof) at the time such hedging agreement or treasury management arrangement is executed (collectively, the “Secured Obligations”) will be unconditionally guaranteed, on a joint and several basis, by the Borrower and each existing and subsequently acquired or formed direct and indirect material domestic subsidiary of the Borrower, other than, subject to the below proviso, the Acquired Company and its subsidiaries (each a “Guarantor”; such guarantee being referred to as a “Guarantee”); provided, however, that promptly following the earliest of (x) the consummation of the Acquired Company Notes Refinancing, (y) the final maturity date of the Acquired Company Notes and (z) any amendment or other state of facts that would permit the Acquired Company and its subsidiaries to become Guarantors (such earliest date, the “Guarantee Trigger Date”), the Borrower shall cause the Acquired Company and its subsidiaries to become Guarantors. All Guarantees shall be guarantees of payment and not of collection. The Borrower and the Guarantors are herein referred to as the “Credit Parties”.

Annex B – Facilities Term Sheet

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Security:
The Secured Obligations will be secured by valid and perfected first priority (subject to the Limited Conditionality Provision and to certain customary exceptions satisfactory to the Administrative Agent and set forth in the Financing Documentation) security interests in and liens on all of the following (collectively, the “Collateral”):
(a)    (i) 100% of the equity interests of all present and future domestic subsidiaries of any Credit Party (including, for the avoidance of doubt, 100% of the equity interests of the Acquired Company) and (ii) 65% of the voting equity interests and 100% of the non-voting equity interests of all present and future first-tier foreign subsidiaries of any Credit Party;
(b)    All of the tangible and intangible personal property and assets of the Credit Parties (including, without limitation, all equipment, inventory and other goods, accounts, licenses, contracts, intercompany loans, intellectual property and other general intangibles, deposit accounts, securities accounts and other investment property and cash); and
(c)    All products, profits and proceeds of the foregoing.
Notwithstanding the foregoing, (i) assets will be excluded from the Collateral in circumstances where the Administrative Agent and the Borrower agree the cost of obtaining a security interest in such assets is excessive in relation to the value afforded thereby, or if the granting of a security interest in such asset would be prohibited by applicable law and in addition, no mortgages with respect to fee owned real property interests or leased real property will be required and (ii) the Collateral shall not include any of the “Collateral” described in the Security Agreement dated as of January 25, 2016 between the Borrower, as grantor, and Enhanced Capital New Market Development Fund 57, LLC and Enhanced Capital New Market Development Fund 78, LLC, as secured parties (together, the “New Market Funds”) or the Bank Account Pledge Agreement dated as of January 25, 2016 between the Borrower, as pledgor, and the New Market Funds (which agreements relate to a New Markets Tax Credits transaction (the “NMTC Transaction”)). All such security interests in personal property will be created pursuant to, and will comply with, documentation reasonably satisfactory to the Administrative Agent.

Final Maturity:
The final maturity of the Facilities will occur on the fifth anniversary of the Closing Date (the “Maturity Date”) and the commitments with respect to the Revolving Credit Facility will automatically terminate on such date.

Amortization:
Revolving Credit Facility: None.
Term Facility: The Term Facility will amortize in equal quarterly installments, beginning with the fiscal quarter ending after the Closing Date, in an aggregate annual amount equal to the applicable percentage set forth below of the original principal amount of the Term Facility, with the balance due on the Maturity Date.

Annex B – Facilities Term Sheet

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Interest Rates and Fees:	Interest rates and fees in connection with the Facilities will be as specified in the Fee Letter and on Schedule I attached hereto.
Mandatory Prepayments:
Revolving Credit Facility: If at any time the aggregate principal amount of outstanding loans and Letters of Credit under the Revolving Credit Facility exceeds the aggregate amount of the commitments under the Revolving Credit Facility, then prepayments of loans (and/or cash collateralization of Letters of Credit) shall be required to be made within one business day in an amount equal to such excess.
Term Facility:
(a)    100% of the net cash proceeds of the issuance or incurrence of debt (other than any debt permitted to be issued or incurred pursuant to the terms of the Financing Documentation) by the Borrower or any of its subsidiaries; and
(b)    100% of the net cash proceeds of all asset sales, insurance and condemnation recoveries and other asset dispositions by the Borrower or any of its subsidiaries (including the issuance by any such subsidiary of any of its equity interests), subject to reinvestment provisions and baskets to be mutually agreed upon.

Optional Prepayments and Commitment Reductions:
Loans under the Facilities may be prepaid and unused commitments under the Revolving Credit Facility may be reduced at any time and from time to time, in whole or in part, at the option of the Borrower, upon notice and in minimum principal amounts and in multiples to be agreed upon, without premium or penalty (except LIBOR breakage costs).

Conditions to Effectiveness:
The effectiveness of the Facilities will be subject solely to satisfaction of the conditions precedent set forth (a) in clauses (a) and (b) of the “Conditions to All Extensions of Credit” section below (assuming a loan was being made on the Closing Date) and (b) in the Conditions Annex.

Conditions to All Extensions of Credit:
Each extension of credit under the Facilities will be subject to satisfaction of the following conditions precedent: (a) all of the representations and warranties in the Financing Documentation shall be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) as of the date of such extension of credit, or if such representation speaks as of an earlier date, as of such earlier date (subject, on the Closing Date, to the Limited Conditionality Provision), (b) after the initial funding on the Closing Date, no default or event of default under the Facilities shall have occurred and be continuing or would result from such extension of credit and (c) delivery of a customary borrowing request (or Letter of Credit request).

Annex B – Facilities Term Sheet

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Representations and Warranties:
Usual and customary for facilities of this type and such others as may be reasonably requested by the Commitment Parties, including, without limitation, the following (which will be applicable to the Borrower and its subsidiaries, including, for the avoidance of doubt, the Acquired Company, regardless of whether the Acquired Company Notes Refinancing has been consummated, and be subject to materiality thresholds and exceptions to be mutually agreed): organizational and legal status, financial statements; capital structure; organizational power and authority; no default; no conflict with laws or material agreements; enforceability; absence of material litigation, environmental regulations and liabilities; ERISA; necessary consents and approvals; compliance with all applicable laws and regulations including, without limitation, Regulations T, U and X, the Investment Company Act, the PATRIOT Act, environmental laws, FCPA, OFAC and other anti-terrorism, anti-corruption and anti-money laundering laws and regulations; payment of taxes and other obligations; ownership of properties; intellectual property; insurance; solvency; absence of any material adverse change; senior debt status; collateral matters including, without limitation, perfection and priority of liens; labor matters; material contracts; no burdensome restrictions; and accuracy of disclosure.

Affirmative Covenants:
Usual and customary for facilities of this type and such others as may be reasonably requested by the Commitment Parties, including, without limitation, the following (which will be applicable to the Borrower and its subsidiaries, including, for the avoidance of doubt, the Acquired Company, regardless of whether the Acquired Company Notes Refinancing has been consummated, and be subject to materiality thresholds and exceptions to be mutually agreed): use of proceeds; payment of taxes and other obligations; continuation of business and maintenance of existence and rights and privileges; maintenance of all material contracts; necessary consents, approvals, licenses and permits; compliance with laws and regulations (including environmental laws, ERISA and maintenance of policies and procedures for compliance with the PATRIOT Act, OFAC, FCPA and other anti-terrorism, anti-corruption and anti-money laundering laws and regulations); maintenance of property and insurance (including hazard and business interruption insurance); maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; financial reporting (including annual audited and quarterly unaudited financial statements (in each case, accompanied by covenant compliance certificates and management discussion and analysis) and annual updated budgets); management letters; additional Guarantors and Collateral; other collateral matters; and further assurances (including, without limitation, with respect to security interests in after-acquired property).

Annex B – Facilities Term Sheet

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Negative Covenants:
Usual and customary for facilities of this type and such others as may be reasonably requested by the Commitment Parties, including, without limitation, the following (which will be applicable to the Borrower and its subsidiaries, including, for the avoidance of doubt, the Acquired Company, regardless of whether the Acquired Company Notes Refinancing has been consummated, and be subject to materiality thresholds and exceptions to be mutually agreed (including, without limitation, exceptions related to the NMTC Transaction)): limitation on debt (including disqualified equity interests) (including limitations on debt of non-Guarantor subsidiaries, including, prior to the Guarantee Trigger Date, the Acquired Company and its subsidiaries); limitation on liens; limitation on negative pledges; limitation on loans, advances, acquisitions and other investments (including limitations on investments in non-Guarantor subsidiaries, including, prior to the Guarantee Trigger Date, the Acquired Company and its subsidiaries); limitation on dividends, distributions, redemptions and repurchases of equity interests; limitation on fundamental changes and asset sales and other dispositions (including, without limitation, sale-leaseback transactions); limitation on prepayments, redemptions and purchases of subordinated and certain other debt; limitation on transactions with affiliates; limitation on dividend and other payment restrictions affecting subsidiaries; limitation on changes in line of business, fiscal year and accounting practices; limitation on amendment of organizational documents and material contracts; and limitation on capital expenditures.

Annex B – Facilities Term Sheet

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Financial Covenants:
(a)    Minimum Fixed Charge Coverage Ratio (to be defined as EBITDA less Cash Taxes less Cash Dividends less unfinanced Capital Expenditures divided by Consolidated Interest Expense plus scheduled principal payments with respect to Indebtedness (each, to be defined in a manner to be mutually agreed), but in any event to exclude the fixed charges and EBITDA of the Acquired Company and its subsidiaries prior to the Guarantee Trigger Date) of 1.25 to 1.00;
(b)    Maximum Total Funded Debt to EBITDA Ratio (to be defined in a manner to be mutually agreed, but in any event to exclude the funded debt and EBITDA of the Acquired Company and its subsidiaries prior to the Guarantee Trigger Date) of 3.00 to 1.00; provided, however, that the Maximum Total Funded Debt to EBITDA Ratio (to include funded debt and EBITDA of the Acquired Company and its subsidiaries) shall increase to 3.75 to 1.00 as of the end of the fiscal quarter in which the Guarantee Trigger Date occurs, stepping down to 3.50 to 1.00 and 3.25 to 1.00 at dates to be agreed; provided further, that at any time after the Guarantee Trigger Date and any step down thereafter, upon the consummation of a Qualified Acquisition (to be defined in a manner to be mutually agreed), the Maximum Total Funded Debt to EBITDA Ratio shall increase to 3.75 to 1.00 as of the end of the fiscal quarter in which such Qualified Acquisition is consummated and the immediately following three fiscal quarters thereafter; provided further that at least one fiscal quarter following any such step-up period shall elapse prior to the Borrower being able to further elect any additional step-up in connection with a subsequent Qualified Acquisition; and
(c)    From and after the fiscal quarter in which the Guarantee Trigger Date occurs, Maximum Total Secured Debt to EBITDA (to be defined in a manner to be mutually agreed, but in any event to include the total secured debt and EBITDA of the Acquired Company and its subsidiaries) of 2.50 to 1.00
The financial covenants will apply to the Borrower and its subsidiaries on a consolidated basis (other than as otherwise specified with respect to the Acquired Company and its subsidiaries). The financial covenants will be tested at quarter ends and will be calculated on a trailing four quarter basis.

Events of Default:
Usual and customary for facilities of this type and such others as may be reasonably requested by the Commitment Parties, including, without limitation, the following (with materiality thresholds, exceptions and cure periods to be mutually agreed): non-payment of obligations; inaccuracy of representation or warranty; non-performance of covenants and obligations; default on other material debt (including hedging agreements); change of control; bankruptcy or insolvency; impairment of security; ERISA; material judgments; and actual or asserted invalidity or unenforceability of any Financing Documentation or liens securing obligations under the Financing Documentation.

Annex B – Facilities Term Sheet

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Defaulting Lender Provisions, Yield Protection and Increased Costs:
Customary for facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, cash collateralization for Letters of Credit or Swingline Loans in the event any lender under the Revolving Credit Facility becomes a Defaulting Lender (as such term shall be defined in the Financing Documentation, a “Defaulting Lender”), changes in capital adequacy and capital requirements or their interpretation (with customary qualifications to be mutually agreed) (provided that (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all request, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented), illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

Assignments and Participations:
Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to Eligible Assignees (to be defined in the Financing Documentation) in respect of the Facilities in a minimum amount equal to $5 million, which assignments shall not be required to be pro rata between the Facilities.

Consents: The consent of the Borrower will be required for any assignment unless (i) an Event of Default has occurred and is continuing or (ii) the assignment is to a Lender, an affiliate of a Lender or an Approved Fund (as such term shall be defined in the Financing Documentation); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 business days after having received notice thereof. The consent of the Administrative Agent will be required for any assignment to an entity that is not a Lender, an affiliate of a Lender or an Approved Fund. The consent of the Issuing Bank or any Lender under the Revolving Credit Facility that becomes an issuing bank on or after the Closing Date and the Swingline Lender will be required for any assignment under the Revolving Credit Facility. Participations will be permitted without the consent of the Borrower or the Administrative Agent.

No Assignment or Participation to Certain Persons: No assignment or participation may be made to natural persons, the Borrower or any of its affiliates or subsidiaries. No assignments may be made to any Defaulting Lender.

Required Lenders:
On any date of determination, those Lenders who collectively hold more than 50% of the outstanding loans and unfunded commitments under the Facilities (the “Required Lenders”); provided that if any Lender shall be a Defaulting Lender at such time, then the outstanding loans and unfunded commitments under the Facilities of such Defaulting Lender shall be excluded from the determination of Required Lenders.

Annex B – Facilities Term Sheet

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Amendments and Waivers:
Amendments and waivers of the provisions of the Financing Documentation will require the approval of the Required Lenders, except that (a) the consent of all Lenders directly adversely affected thereby will be required with respect to (i) increases in the commitment of such Lenders, (ii) reductions of principal, interest, fees or other amounts (provided that only the approval of the Required Lenders will be required to amend the default rate or to waive any obligation of the Borrower to pay interest or Letter of Credit fees at the default rate), (iii) extensions of scheduled maturities or times for payment, (iv) reductions in the voting percentages and (v) except with respect to an extension made pursuant to the following paragraph, any pro rata sharing provisions and (b) the consent of all Lenders will be required with respect to releases of all or substantially all of the value of the Collateral or Guarantees.

On or before the Maturity Date, the Borrower shall have the right to extend the Maturity Date of all or a portion of the Facilities with only the consent of the Lenders whose loans and commitments are being extended, and otherwise on terms and conditions to be mutually agreed by the Administrative Agent and the Borrower (which may include an increase in the interest rate and/or fees for Lenders providing the extension); it being understood that each Lender under the tranche the maturity date of which is being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such tranche.

The Financing Documentation will contain “yank-a-bank” provisions as are usual and customary for financings of this kind.

Indemnification:
The Credit Parties will indemnify the Commitment Parties, the Administrative Agent, each of the Lenders and their respective affiliates, partners, directors, officers, agents and advisors (each, an “indemnified person”) and hold them harmless from and against all liabilities, damages, claims, costs and expenses (including reasonable fees, disbursements, settlement costs and other charges of outside counsel) relating to the Transactions or any transactions related thereto and the Borrower’s use of the loan proceeds or the commitments; provided that no indemnified person will have any right to indemnification for any of the foregoing to the extent resulting from such indemnified person’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment or from any claim brought against such indemnified person in its role as agent or arranger by any other indemnified person that is not based on an act or omission by the Borrower or any of its affiliates.

Annex B – Facilities Term Sheet

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Expenses:
The Borrower shall pay (a) all reasonable out-of-pocket expenses (including, without limitation, reasonable fees and expenses of outside counsel) of the Administrative Agent and the Lead Arranger (promptly following written demand therefor) associated with the preparation, negotiation, execution and delivery of the Financing Documentation and any amendment or waiver with respect thereto and (b) all reasonable out-of-pocket expenses (including, without limitation, reasonable fees and expenses of outside counsel (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the Commitment Parties and, if reasonably necessary, a single local counsel in each relevant jurisdiction and with respect to each relevant specialty)) of the Administrative Agent and each of the Lenders promptly following written demand therefor in connection with the enforcement of the Financing Documentation or protection of rights thereunder.

Governing Law; Exclusive Jurisdiction and Forum:
The Financing Documentation will provide that each party thereto will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York located in the Borough of Manhattan (except to the extent the Administrative Agent or any Lender requires submission to any other jurisdiction in connection with the exercise of any rights under any security document or the enforcement of any judgment). New York law will govern the Financing Documentation, except with respect to certain security documents where applicable local law is necessary for enforceability or perfection.

Waiver of Jury Trial and Punitive and Consequential Damages:	All parties to the Financing Documentation shall waive the right to trial by jury and the right to claim punitive or consequential damages.
Counsel for the Lead Arranger and the Administrative Agent:	Cravath, Swaine & Moore LLP.

Annex B – Facilities Term Sheet

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SCHEDULE I TO ANNEX B
INTEREST AND FEES ON SENIOR SECURED CREDIT FACILITIES

Annex B – Facilities Term Sheet

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Interest:
At the Borrower’s option, loans (other than Swingline Loans) will bear interest based on the Base Rate or LIBOR, as described below:
A. Base Rate Option
Interest will be at the Base Rate plus the Applicable Margin (as described below). The “Base Rate” is defined as the highest of (a) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1%, (b) the prime commercial lending rate of the Administrative Agent, as established from time to time at its principal U.S. office (which such rate is an index or base rate and will not necessarily be its lowest or best rate charged to its customers or other banks) and (c) the daily LIBOR (as defined below) for a one month Interest Period (as defined below) plus 1%. Interest shall be payable quarterly in arrears on the last day of each calendar quarter and (i) with respect to Base Rate Loans based on the Federal Funds Rate and LIBOR, shall be calculated on the basis of the actual number of days elapsed in a year of 360 days and (ii) with respect to Base Rate Loans based on the prime commercial lending rate of the Administrative Agent, shall be calculated on the basis of the actual number of days elapsed in a year of 365/366 days. Any loan bearing interest at the Base Rate is referred to herein as a “Base Rate Loan”.
Base Rate Loans will be made on same business day notice and will be in minimum amounts to be agreed upon.
B. LIBOR Option
Interest will be determined for periods (“Interest Periods”) of one, two, three or six months (or twelve months if available and agreed to by all relevant Lenders) as selected by the Borrower and will be at an annual rate for Eurocurrency deposits for the corresponding deposits of U.S. dollars appearing on Reuters Screen LIBOR01 Page (“LIBOR”) plus the Applicable Margin (as described below). LIBOR will be determined by the Administrative Agent at the start of each Interest Period and, other than in the case of LIBOR used in determining the Base Rate, will be fixed through such period. Interest will be paid on the last day of each Interest Period or, in the case of Interest Periods longer than three months, every three months, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR will be adjusted for maximum statutory reserve requirements (if any) and in no event shall be less than 0.00%. Any loan bearing interest at LIBOR (other than a Base Rate Loan for which interest is determined by reference to LIBOR) is referred to herein as a “LIBOR Rate Loan”.
LIBOR Rate Loans will be made on three business days’ prior notice and, in each case, will be in minimum amounts to be agreed upon.
Swingline Loans will bear interest at the Base Rate plus the Applicable Margin.

Annex B – Facilities Term Sheet

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Default Interest:
(a) Automatically upon the occurrence and during the continuance of any payment event of default or upon a bankruptcy event of default of the Borrower or any other Credit Party or (b) at the election of the Required Lenders (or the Administrative Agent at the direction of Required Lenders), upon the occurrence and during the continuance of any other event of default, all outstanding principal, fees and other obligations under the Facilities shall bear interest at a rate per annum of 2% in excess of the rate then applicable to such loan (including the Applicable Margin), fee or other obligation and shall be payable on demand of the Administrative Agent.

Applicable Margins:
The applicable interest margins (the “Applicable Margins”) will initially be 2.00% for LIBOR Rate Loans and 1.00% for Base Rate Loans;
provided that after the date on which the Borrower shall have delivered financial statements for the first fiscal quarter ending after the Closing Date, the Applicable Margin will be determined in accordance with the Pricing Grid set forth below.

Commitment Fee:
A commitment fee (the “Commitment Fee”) will accrue on the unused amounts of the commitments under the Revolving Credit Facility, with exclusions for Defaulting Lenders. Swingline Loans will, for purposes of the Commitment Fee calculations only, not be deemed to be a utilization of the Revolving Credit Facility. Such Commitment Fee will initially be 0.25%; provided that after the date on which the Borrower shall have delivered financial statements for the first fiscal quarter ending after the Closing Date, the Commitment Fee will be determined in accordance with the Pricing Grid set forth below. All accrued Commitment Fees will be fully earned and due and payable quarterly in arrears (calculated on a 360-day basis) for the account of the Lenders under the Revolving Credit Facility and will accrue from the Closing Date.

Letter of Credit Fees:
The Borrower will pay to the Administrative Agent, for the account of the Lenders under the Revolving Credit Facility, letter of credit participation fees equal to the Applicable Margin for LIBOR Rate Loans under the Revolving Credit Facility, in each case, on the undrawn amount of all outstanding Letters of Credit.

Other Fees:	The Lead Arranger and the Administrative Agent will receive such other fees as will have been agreed in the Fee Letter.
Pricing Grid:	As set forth above, the Applicable Margins and Commitment Fee shall be based on the Total Funded Debt to EBITDA Ratio pursuant to the following grid:

Annex B – Facilities Term Sheet

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Level	Total Funded Debt to EBITDA Ratio	Applicable Margin for LIBOR Rate Loans	Applicable Margin for Base Rate Loans	Commitment Fee
I	Greater than 3.00 to 1.00	2.25%	1.25%	0.30%
II	Greater than 2.25 to 1.00 but less than or equal to 3.00 to 1.00	2.00%	1.00%	0.25%
III	Greater than 1.50 to 1.00 but less than or equal to 2.25 to 1.00	1.75%	0.75%	0.20%
IV	Less than or equal to 1.50 to 1.00	1.50%	0.50%	0.15%

Annex B – Facilities Term Sheet

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ANNEX C
$350,000,000 SENIOR SECURED CREDIT FACILITIES
CONDITIONS ANNEX
Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Commitment Letter to which this Annex is attached, or Annex A or Annex B to the Commitment Letter
The effectiveness of the Facilities will be subject solely to the satisfaction of the following conditions precedent (it being understood that the Financing Documentation shall not include any conditions to the initial funding not set forth in the Commitment Documents):
1.The negotiation, execution and delivery of the Financing Documentation, which shall be consistent with the Commitment Documents and shall be otherwise reasonably satisfactory to the Commitment Parties and the Borrower.
2.The Administrative Agent and the Commitment Parties shall have received customary and reasonably satisfactory legal opinions (including, without limitation, opinions of special counsel and local counsel as may be reasonably requested by the Administrative Agent), which shall expressly permit reliance by the successors and permitted assigns of each of the Administrative Agent and the Lenders, evidence of authorization, organizational documents, customary insurance certificates, good standing certificates (with respect to the applicable jurisdiction of incorporation or organization of each Credit Party) and officer’s certificates.
3.Subject to the Limited Conditionality Provision, the Commitment Parties shall have received satisfactory evidence that the Administrative Agent (on behalf of the Lenders) shall have a valid and perfected first priority (subject to certain exceptions to be set forth in the Financing Documentation) lien and security interest in the Collateral (including, without limitation but subject to the Limited Conditionality Provision, receipt of all certificates evidencing pledged capital stock or membership or partnership interests, as applicable, with accompanying executed stock powers, all UCC financing statements to be filed in the applicable government UCC filing offices, all intellectual property security agreements to be filed with the United States Copyright Office or the United States Patent and Trademark Office, as applicable, and all deposit account and securities account control agreements), and all filings, recordations and searches necessary in connection with the security interests in and liens on the Collateral shall have been duly made or obtained and all filing and recording fees and taxes in connection therewith shall have been duly paid (including UCC and other lien searches, intellectual property searches, insurance policies, landlord waivers and access letters, as applicable)..
4.Since the date hereof, there shall not have occurred a “Material Adverse Effect” (as defined in the Acquisition Agreement).
5.The Commitment Parties shall have received, in form and substance reasonably satisfactory to the Commitment Parties, true and correct fully-executed copies of documentation for the Acquisition and other aspects of the Transactions, including the Acquisition Agreement (it being acknowledged by the Commitment Parties that the form and substance of the draft Acquisition Agreement dated November 30, 2017 provided by the Borrower to the Commitment Parties is in form and substance reasonably satisfactory to the Commitment Parties). Substantially concurrently with the effectiveness of the Facilities, the Acquisition and the other Transactions shall have been consummated in accordance with applicable law and on the terms described in the Term Sheet and in the Acquisition Agreement without giving effect to any waiver, modification or consent thereunder that is materially adverse to the interests of the

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Initial Lender (as reasonably determined by the Commitment Parties) unless approved by the Commitment Parties.
6.The Facility Terminations shall have been consummated and the Commitment Parties shall have received customary payoff letters and/or termination letters in connection therewith confirming that all indebtedness with respect thereto shall have been fully repaid and all commitments thereunder shall have been terminated and cancelled and all liens in connection therewith shall have been terminated and released, in each case prior to or substantially concurrently with the effectiveness of the Facilities. On the Closing Date, after giving effect to the Transactions, neither the Borrower nor any of its subsidiaries shall have any outstanding indebtedness (other than the Acquired Company Notes, indebtedness incurred in connection with the NMTC Transaction, indebtedness related to the Employee Notes (as defined in the Acquisition Agreement) and other indebtedness that the Commitment Parties and the Credit Parties agree may remain outstanding under the Financing Documentation).
7.(i) The Acquired Company shall have received the Change of Control Waiver on or prior to the Closing Date or (ii) you shall have engaged an investment bank satisfactory to the Commitment Parties to arrange the Acquired Company Notes Refinancing, and you or the Acquired Company shall have consummated the Acquired Company Notes Refinancing, in each case, on terms and conditions reasonably satisfactory to the Commitment Parties.
8.The Commitment Parties shall have received:
(a)with respect to the Borrower and its subsidiaries, (i) audited consolidated balance sheets and related consolidated statements of income, shareholder’s equity and cash flows for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date, (ii)  unaudited consolidated balance sheets and related consolidated statements of income and cash flows for each interim fiscal quarter ended since the last audited financial statements and at least 45 days prior to the Closing Date and (iii) internal consolidated balance sheets and related consolidated statements of income and cash flows for each interim fiscal month ended since the last quarterly financial statements and at least 30 days prior to the Closing Date;
(b)with respect to the Acquired Company and its subsidiaries, (i) audited consolidated balance sheets and related consolidated statements of income, shareholder’s equity and cash flows for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date, (ii)  unaudited consolidated balance sheets and related consolidated statements of income and cash flows for each interim fiscal quarter ended since the last audited financial statements and at least 45 days prior to the Closing Date and (iii) internal consolidated balance sheets and related consolidated statements of income and cash flows for each interim fiscal month ended since the last quarterly financial statements and at least 30 days prior to the Closing Date;
(c)projections prepared by management of balance sheets, income statements and cashflow statements of the Borrower and its subsidiaries for the first year after the Closing Date and annually thereafter for the term of the Facilities (and which will not be inconsistent in any material respect with information provided to the Commitment Parties prior to the delivery of the Commitment Letter); and
(d)a certificate from the chief financial officer of the Borrower (in form and substance reasonably satisfactory to the Administrative Agent and the Commitment Parties) certifying that after giving pro forma effect to each element of the Transactions (i) the Borrower and its subsidiaries (on a consolidated basis) are solvent and (ii) the Borrower is in pro forma compliance

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with the financial covenants set forth in the Financing Documentation, in each case for the most recent four consecutive fiscal quarter period for which quarterly financial statements have been delivered pursuant to clauses (a) through (c) above and calculated to give pro forma effect to each element of the Transactions.
9.The Commitment Parties shall have received, at least 5 business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that has been requested at least 10 business days prior to the Closing Date.
10.All fees and expenses due to the Lead Arranger, the Administrative Agent and the Lenders required to be paid on the Closing Date (including the reasonable fees and expenses of outside counsel for the Lead Arranger and the Administrative Agent) will have been paid.

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